UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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PG&E Corporation

(Name of the Registrant as Specified in its Charter)

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN GP, LLC

BLUEMOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.

BLUEMOUNTAIN SUMMIT TRADING L.P.

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC

BLUEMOUNTAIN FURSAN FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC

BLUEMOUNTAIN GP HOLDINGS, LLC

VALUEACT SPRING MASTER FUND, L.P.

VALUEACT CAPITAL MANAGEMENT, L.P.

ANDREW FELDSTEIN

MICHAEL LIBERMAN

STEPHEN SIDEROW

JEFFREY UBBEN

ALVARO AGUIRRE

PHILIP ANGELIDES

MARJORIE BOWEN

FREDERICK BUCKMAN

DONALD CHAPPEL

DAVID CRANE

TANUJA DEHNE

KENNETH FEINBERG

CHRISTOPHER HART

MARK LERDAL

BARBARA LLOYD

RICHARD ROSENBLUM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On March 1, 2019, BlueMountain Capital Management, LLC issued a press release (the “Press Release”). A copy of the full text of the Press Release is included below.

BLUEMOUNTAIN NOMINATES 13 HIGHLY-QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO THE PG&E BOARD OF DIRECTORS

Nominees Bring Relevant Expertise to Turn Around PG&E

Issues Open Letter to PG&E Shareholders

NEW YORK, March 1, 2019 /PRNewswire/ – Blue Mountain Credit Alternatives Master Fund L.P., a fund managed by the diversified alternative asset management firm BlueMountain Capital Management, LLC (together, “BlueMountain”), today announced that it has nominated a new slate of 13 highly-qualified candidates for election to the Board of Directors of PG&E Corporation (“PG&E” or the “Company”) (Ticker: PCG) at the Company’s Annual Meeting scheduled to be held on May 21, 2019.

BlueMountain issued the following open letter to PG&E shareholders introducing its nominees:

BlueMountain Capital Management, LLC

280 Park Avenue

12th Floor

New York, NY 10017

T. 212 905 3900

F. 212 905 3901

March 1, 2019

The shareholders of PG&E Corporation (“PG&E” or the “Company”)

Dear shareholders:

We write to inform you that Blue Mountain Credit Alternatives Master Fund L.P., a fund managed by the diversified alternative asset management firm BlueMountain Capital Management, LLC (together, “BlueMountain” or “we”), has nominated a new slate of thirteen highly-qualified candidates (the “New Slate”) for election to the PG&E Board of Directors (the “Board”).

Since BlueMountain’s update on February 13, 2019, we have engaged in collaborative, good faith discussions with the Company in an attempt to reach an agreement on the composition of a Board that we believe has the experience, knowledge, and ability to turn around PG&E and build a sound future for the Company and the people of California. While we hope to continue these constructive discussions and are open to considering incumbent board members, this morning we submitted our formal notice of nomination. We believe it is important that all shareholders and all Californians understand the high caliber of the candidates willing to serve on the Board and work diligently to address the challenges facing PG&E.

Our New Slate is the product of an extensive and rigorous search process. There was strong interest in serving on the Board. In consultation with professional advisors, we evaluated more than 170 candidates and interviewed more than 60. The result is a diverse group of exceptional nominees with the skills, experience, and commitment that the Company needs. The New Slate stands ready to lead the Company to a better future for its customers, employees and communities consistent with acting in the best interests of its shareholders.

We believe the Company must work collaboratively with the public sector, and make safety, risk management, governance, accountability, and transparency its top priorities. The New Slate would bring directors with the experience to address these priorities.

  Phil Angelides served as Chairman of the U.S. Financial Crisis Inquiry Commission, which conducted the nation's official investigation into the 2008 financial meltdown. The Commission's report helped bring to light the failures in risk management, governance, accountability, and ethics that caused the crisis. An effective and nationally recognized private and public sector leader, Mr. Angelides has deep experience in and knowledge of California public policy and government, including serving for eight years as California State Treasurer.

  Kenneth Feinberg is well-known and highly regarded for his fair and efficient leadership in resolving victims’ claims. Mr. Feinberg was appointed by the U.S. government to oversee the September 11th Victim Compensation Fund, jointly by the U.S. government and BP to oversee the Deepwater Horizon oil spill fund, by the Commonwealth of Massachusetts to oversee the fund to provide assistance to the victims of the Marathon bombing, and by Volkswagen as a consultant to the fund to compensate owners of vehicles with diesel emissions in excess of the legal limit.

  Christopher Hart is a former Chairman of the National Transportation Safety Board (NTSB) and has decades of experience in safety administration and oversight of complex hazardous industries, including the gas pipeline explosion in San Bruno in 2010. In addition to 12 years at the NTSB, Mr. Hart held senior positions at the Federal Aviation Administration and the National Highway Traffic Safety Administration.

We believe the Company also needs experienced utility executives who will lead the development of a new strategic vision and ensure disciplined execution. The New Slate includes five experienced utility executives, including three former CEOs, a former CFO, and a former CAO and Head of Human Resources and Communications.

  Fred Buckman served as the CEO of Consumers Energy, which serves nearly 3.5 million customers in Michigan with about 6.5 gigawatts of electricity and over 300 Bcf of annual natural gas deliveries. Dr. Buckman also served as the CEO of PacifiCorp, at the time serving over 2 million customers and operating 11 gigawatts of generation in California, Oregon, Washington, Wyoming, and Utah. Dr. Buckman, who has a PhD in Nuclear Engineering, currently serves as the CEO of Powerlink Transmission Company, which develops, owns, and operates electricity transmission networks.

  Donald Chappel served as CFO of The Williams Companies for more than 14 years. Mr. Chappel led the company back to investment grade credit ratings and disciplined growth following the company’s near bankruptcy in 2002. Williams handles approximately 30% of the U.S. natural gas supply and operates more than 33,000 miles of pipelines to deliver natural gas for residential, commercial, industrial, and power generation uses.

  David Crane served as the CEO of NRG Energy, which serves nearly 3 million customers and operates 23 gigawatts of generation across the U.S. Notably, he led the power company’s brown-to-green transformation, establishing NRG Energy as the largest owner-operator of solar plants in the U.S. at the time. Mr. Crane also served as the CEO and, before that, the COO of International Power. In recent years, he has worked extensively as an investor in and strategic adviser to various clean energy projects.

  Tanuja Dehne served as NRG Energy’s CAO where she oversaw the Human Resources, Information Technology, Communications, Corporate Marketing, and Sustainability departments. Prior to her role as the CAO, Ms. Dehne served as NRG’s Deputy General Counsel and Corporate Secretary. Ms. Dehne is an expert in executive compensation, succession and work force planning, as well as the integration of ESG factors in boardroom strategy. She serves on the boards of Advanced Disposal Services and Granite Point Mortgage Trust.

  Dick Rosenblum served as the CEO of Hawaiian Electric Company, which serves nearly 95% of the population of Hawaii over five separate islands (450,000 customers) and manages over 1 gigawatt of generation. Prior to joining Hawaiian Electric, Mr. Rosenblum spent 30 years with Southern California Edison, where he held senior leadership positions in Generation and in Transmission and Distribution.

We also believe that the Company needs directors with diverse business backgrounds, prior board experience, financial and turnaround expertise, a commitment to clean energy, a track record of civic engagement, and the proven ability to work with the public sector, as well as deep connections to the State of California. The New Slate includes six residents of California. In addition to Phil Angelides, the New Slate includes the following five California business and civic leaders.

•	Alvaro Aguirre was a managing director at Warburg Pincus, an investment banker at Morgan Stanley, and a securities lawyer at Sullivan & Cromwell. He has served on numerous public and private boards and is currently the Chairman of the Board at EmployBridge, the largest industrial staffing firm in the U.S. Mr. Aguirre also brings a track record of success in managing several corporate turnarounds and with public service and non-profit entities in California.

•	Marjorie Bowen was an investment banker for 19 years at Houlihan Lokey where she was a member of the firm’s senior management, advised corporate boards on strategic transactions, and headed the fairness opinion practice. Ms. Bowen has served on numerous public and private boards, including Illinois Power Holdings (a Dynegy subsidiary); her directorships have focused on companies with operational or financial challenges.

•	Mark Lerdal has more than 30 years of experience as an investor, board member, operating executive, and attorney in renewable energy. He currently serves as the Executive Chairman at Leaf Clean Energy, a renewable and sustainable technology investment firm. Mr. Lerdal has served on public and private boards and is currently the Chairman of the Board of Elements Markets, a renewable fuel company. Mr. Lerdal previously served as a Managing Director at KKR Financial and as the CEO of Kenetech Corporation, an owner and operator of renewable power generation.

•	Barbara Lloyd has 30 years of experience in government, public finance, and project finance. She was a Managing Director in the Infrastructure Advisory Group at KPMG and she worked as a Public Finance banker at Lehman Brothers. Ms. Lloyd worked for more than 10 years in California state and local government, including as California’s Chief Deputy Treasurer. She is presently the CEO of IMPACTS USA Advisory Services and a member of the board of directors of the California Clean Energy Fund.

•	Jeffrey Ubben is a founder and the Chief Executive Officer of ValueAct Capital, a San Francisco, California-based investment firm. He has served on the boards of some of the most recognized public and private companies in the world and has extensive experience in finance and corporate turnarounds. Through his experience managing the ValueAct Spring Fund, Mr. Ubben is an advocate for active and constructive engagement to support clean energy resources and to future-proof utility businesses.

The biographies for all nominees on the New Slate are attached as an appendix to this letter.

The New Slate is capable and eager to fight for the Company’s future, to restore safety and public trust and to guide the Company into a fiscally responsible, safety-focused, and clean energy future.

We strongly believe the New Slate represents the best path forward for the Company. We encourage our fellow shareholders to vote for the New Slate in connection with the Company’s Annual Meeting on May 21, 2019.

Sincerely,

BlueMountain Capital Management, LLC

Appendix A: The New Slate

Alvaro J. Aguirre, JD (CA-based) – Mr. Aguirre serves as the Chairman of the Board at EmployBridge where he led its post-bankruptcy turnaround and has been instrumental in driving programs to improve safety and educational opportunities for 400,000 annual temporary employees. He is a former Managing Director at Warburg Pincus, has served on several public and private company boards – in both regulated and non-regulated industries – and brings a track record of success in several corporate turnarounds. In addition, he previously served as Chairman of the Town of Tiburon, California Planning Commission.

Philip N. Angelides (CA-based) – Mr. Angelides served as California State Treasurer and as Chairman of the U.S. Financial Crisis Inquiry Commission, which conducted the nation's official inquiry into the 2008 financial crisis. He is an effective and nationally acclaimed public and private sector leader with broad expertise in the fields of investor protection, finance, and corporate and financial market reform. Mr. Angelides is currently President of Riverview Capital Investments which focuses on the development of sustainable urban communities and clean energy projects.

Marjorie Bowen, MBA (CA-based) – Ms. Bowen is a financial expert and a seasoned director who has served on 14 public and private company boards, including Illinois Power Generating Company and Genesco. Previously, she had a 19-year career as an investment banker at Houlihan Lokey in Los Angeles, California where she advised numerous companies on strategic alternatives and shareholder value maximization.

Frederick W. Buckman, PhD Nuclear Engineering – Dr. Buckman, President and CEO of Powerlink Transmission, formerly served as the CEO of electric and gas utilities PacifiCorp, Consumers Energy (f/k/a Power Company), and Trans-Elect. He also served as CEO of the Shaw Power Group and a Managing Partner (Utilities) of Brookfield Asset Management. He has served on the boards of companies focusing on renewable energy and transmission reliability, including SPG Solar, Gradient Resources and Smart Wires. He brings more than 35 years of experience in operations and management of companies recognized for safe, reliable and economic utility operations.

Donald R. Chappel, CPA (inactive) – Mr. Chappel has approximately 40 years of financial leadership experience, serving as CFO of The Williams Companies, Inc., a natural gas focused processing and transportation business with more than $50 billion of enterprise value, where he was instrumental in leading the company back to investment grade credit ratings and disciplined growth following the company’s near bankruptcy in 2002, and as CFO of Waste Management, Inc., a leading North American waste and recycling business, which included extensive operations in California and which operated in several California markets under rate regulation. At those companies, and as Chairman of Supervalu, he built a wealth of experience in corporate turnarounds, operational excellence, safety matters, litigation, and crisis situations.

David W. Crane, JD – Mr. Crane was, for 12 years, the CEO of NRG Energy, a provider of conventional power generation, which he led out of Chapter 11 bankruptcy in 2003. Mr. Crane led the geographic expansion of NRG into Texas in 2006, into the competitive retail electricity sector in 2009, through the acquisition of Reliant and, beginning in 2010, into renewable energy, turning NRG at one point into the largest owner-operator of solar plants in the United States. He also pioneered the yieldco asset class through the IPO of NRG Yield. At NRG, he attained for the first time and then maintained a top decile safety performance record for more than a decade. In recent years, he has worked extensively, as an investor in and strategic adviser to, various clean energy and digital start-ups.

Tanuja Dehne, JD – Ms. Dehne serves on the boards of Advanced Disposal Services, chairing the Compensation Committee, and Granite Point Mortgage Trust, chairing the Nominating and Corporate Governance Committee. She is a former C-level executive of NRG Energy where she oversaw the Human Resources (with more than 11,000 employees), IT, Sustainability, Communications, and Corporate Marketing Departments. Previously, Ms. Dehne led the Human Resources Department, including labor relations, and served as NRG’s lead M&A attorney and Corporate Secretary. Ms. Dehne is frequently called upon to share her expertise in executive compensation, succession and workforce planning, and the integration of environmental social and governance (ESG) in boardroom strategy. In 2018, she was recognized as one of the 100 most influential leaders in the boardroom by the National Association of Corporate Directors.

Kenneth R. Feinberg, JD – Mr. Feinberg is a renowned specialist in mediation and alternative dispute resolution. He is recognized for his roles as Special Master of the Federal September 11th Victim Compensation Fund and as Special Master for TARP Executive Compensation. Additionally, Mr. Feinberg served as the government-appointed administrator of the British Petroleum Deepwater Horizon Disaster Victim Compensation Fund. He brings unparalleled expertise in solving complex disputes involving victim claims quickly and fairly.

Christopher A. Hart, JD – Mr. Hart is the immediate past Chairman of the National Transportation Safety Board, the federal agency that investigates accidents in all modes of transportation (including the gas pipeline explosion in San Bruno in 2010), determines what caused them, and makes recommendations to prevent recurrences. Following the natural gas distribution line explosions in Boston in 2018, he was engaged to advise on a statewide assessment of the physical integrity of the gas distribution system, as well as the operational management policies and practices of the distribution companies. Mr. Hart is a well-known expert on improving safety in complex and potentially hazardous industries, and he is the founder of Hart Solutions LLC, a consulting firm that helps clients develop collaborative safety and reliability improvements across a range of complex industries.

Mark D. Lerdal, JD (CA-based) – Mr. Lerdal currently serves as Executive Chairman of Leaf Clean Energy, a Washington, DC-based renewable energy and sustainable technology investment firm where he was appointed to increase shareholder value. He serves as a director on the boards of Draper Funds and KKR Strategic Capital Fund and as an independent director on the board of TerraForm Global. He previously served on the board of TerraForm Power. Mr. Lerdal has more than 30 years of experience in the renewable energy sector, including as an investor, board member and operating executive. Previously, he served as a Managing Director at KKR Financial and as the CEO of Kenetech Corporation, an owner and operator of renewable power generation.

Barbara A. Lloyd, MBA (CA-based) – Ms. Lloyd serves on the California Clean Energy Jobs Act Citizens Oversight Board and chairs the California Clean Energy Fund Innovations Board. She brings a 30-year track record of service, leadership, collaboration, and problem-solving at the state and local levels of California government. She has structured complex transactions in the public interest, including the State of California’s $11 billion Power Supply Revenue Bonds and $12.3 billion Economic Recovery Bonds during her tenure as Deputy Treasurer.

Richard M. “Dick” Rosenblum, MS Nuclear Energy – Mr. Rosenblum has more than 38 years of utility operations experience, most recently serving as CEO of Hawaiian Electric Company, where he executed a turnaround and achieved recognition as an industry leader in the integration of renewable energy. Over the course of a 38-year career in the utility industry, he held a number of senior positions at Southern California Edison and Hawaiian Electric, overseeing generation, nuclear, transmission, distribution and residential solar initiatives.

Jeffrey W. Ubben, MBA (CA-based) – Mr. Ubben is a Founder and the Chief Executive Officer of ValueAct Capital, a San Francisco, California-based investment firm. He has served on the boards of some of the most recognized public and private companies in the world and has extensive experience in finance and corporate turnarounds. Through his experience managing the ValueAct Spring Fund, Mr. Ubben is an advocate for active and constructive engagement to support clean energy resources and future-proof utility businesses.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with their intended proxy solicitation, BlueMountain Capital Management, LLC and its affiliates (“BlueMountain”), together with the other participants named below, intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to solicit shareholders in connection with the 2019 annual meeting of shareholders of PG&E Corporation (the “Company”).

BLUEMOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT 800-322-2885 TOLL-FREE OR BY EMAIL:PGEPROXY@MACKENZIEPARTNERS.COM.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons may be deemed to be participants in any such proxy solicitation: Blue Mountain Credit Alternatives Master Fund L.P. (“BMCA”), BlueMountain Foinaven Master Fund L.P. (“BMF”), BlueMountain Foinaven GP, LLC (“BMF GP”), BlueMountain Logan Opportunities Master Fund L.P. (“BMLO”), BlueMountain Summit Trading L.P. (“BMST”), BlueMountain Summit Opportunities GP II, LLC (“BMST GP”), BlueMountain Fursan Fund L.P. (“BMFF”), BlueMountain Kicking Horse Fund L.P. (“BMKH”, and together with BMCA, BMF, BMLO, BMST and BMFF, the “BlueMountain Funds”), BlueMountain Kicking Horse Fund GP, LLC (“BMKH GP”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Capital Management, LLC (“BMCM”), ValueAct Spring Master Fund, L.P. (“ValueAct Spring”), ValueAct Capital Management, L.P. (“VACM”, and together with ValueAct Spring, “ValueAct”), Andrew Feldstein, the Chief Executive Officer and Chief Investment Officer of BMCM, Michael Liberman, the Co-President and Chief Operating Officer of BMCM, Stephen Siderow, the Co-President of BMCM, Jeffrey Ubben, the founder and Chief Executive Officer of ValueAct, and the other nominees for election as directors of the Company, which include Alvaro Aguirre, Philip Angelides, Marjorie Bowen, Frederick Buckman, Donald Chappel, David Crane, Tanuja Dehne , Kenneth Feinberg, Christopher Hart, Mark Lerdal, Barbara Lloyd, and Richard Rosenblum. Certain of these persons hold direct or indirect interests in securities of the Company as follows: BMCA is the owner of record of 1000 shares of common stock of the Company and is the holder and beneficial owner of 4,714,216 shares of common stock of the Company; BMF is the holder and beneficial owner of 1,502,845 shares of common stock of the Company and options to purchase 53,000 shares of common stock of the Company; BMF GP, the general partner of BMF, may be deemed to beneficially own the securities of the Company beneficially owned by BMF; BMLO is the holder and beneficial owner of 1,068,291 shares of common stock of the Company and options to purchase 35,000 shares of common stock of the Company; BMST is the holder and beneficial owner of 1,702,892 shares of common stock of the Company, options to purchase 168,600 shares of common stock of the Company, and cash-settled total return swaps referencing 3,099,578 shares of common stock of the Company; BMST GP, the general partner of BMST, may be deemed to beneficially own the securities of the Company beneficially owned by BMST; BMFF is the holder and beneficial owner of 1,643,498 shares of common stock of the Company and options to purchase 37,500 shares of common stock of the Company; BMKH is the holder and beneficial owner of 654,133 shares of common stock of the Company and options to purchase 39,300 shares of common stock of the Company; BMKH GP, the general partner of BMKH, may be deemed to beneficially own the securities of the Company beneficially owned by BMKH; GP Holdings, the sole owner of BMF GP, BMST GP and BMKH GP, may be deemed to beneficially own the securities of the Company beneficially owned by BMF, BMST and BMKH; BMCM, the investment manager to each of the BlueMountain Funds, is the beneficial owner of the securities of the Company held by each of the BlueMountain Funds; ValueAct Spring is the holder and beneficial owner of 1,000,000 shares of common stock of the Company; VACM, the investment manager to ValueAct Spring, may be deemed to beneficially own the securities of the Company held by ValueAct Spring; and by virtue of Mr. Ubben’s position as portfolio manager to ValueAct Spring, Mr. Ubben may be deemed to beneficially own the shares of common stock of the Company held by ValueAct Spring and beneficially owned by VACM. Except as described herein, none of the participants is the record or beneficial owner, directly or indirectly, of any securities of the Company. Each of Mr. Feldstein, Mr. Liberman, Mr. Siderow and Mr. Ubben disclaims beneficial ownership of any shares of common stock of the Company, except to the extent of his pecuniary interest in such shares of common stock of the Company.

About BlueMountain Capital Management, LLC

BlueMountain Capital Management, LLC ("BlueMountain") is a diversified alternative asset management firm managing approximately $19 billion of assets. BlueMountain's diverse team of professionals in New York and London is supported by the firm's institutionalized and proprietary infrastructure, including specialized operations and risk management technology. For more information about BlueMountain, please visit: www.bluemountaincapital.com

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